Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated December 14, 2012, which is included in the annual report on Form 10-K of Pioneer Exploration Inc. for the year ended August 31, 2012, in the Company’s Registration Statement on Form S-8 pertaining to the “2013 Non-Qualified Stock Option Plan”.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 12, 2013